CERTIFICATE OF CORPORATE RESOLUTION

The undersigned, Secretary of Puerto Rico Investors Tax-Free Fund, Inc., a corporation duly organized and existing under the laws of the Commonwealth of Puerto Rico, does hereby CERTIFY that at a duly convened meeting of the Board of Directors of said corporation, at which quorum was present, the following resolution was unanimously adopted and the same remains in full force and effect:

> "RESOLVED, that the Corporation hereby consents to the use of the name "Puerto Rico Investors Tax-Free Fund" by any investment company whose investment advisers are PaineWebber Incorporated of Puerto Rico and Banco Popular de Puerto Rico."

I FURTHER CERTIFY that the Board of Directors of the Corporation at the time of the adoption and approval of the aforesaid resolution had sufficient authority to adopt and approve the same, and that the same remains in full force and effect and have not been altered, amended or repealed.

IN WITNESS WHEREOF, the undersigned executes this certificate at San Juan, Puerto Rico this 30th day of March, 1995.

[Seal]

Brunilda Santos de Alvarez
Secretary